Exhibit 5.1

Law Offices Ballard Spahr Andrews & Ingersoll, llp 100 CITY PARKWAY, SUITE 1750 LAS VEGAS, NV 89106-4614 702-471-7000 FAX: 702-471-7070 www.ballardspahr.com	ATLANTA, GA BALTIMORE, MD BETHESDA, MD DENVER, CO LAS VEGAS, NV LOS ANGELES, CA PHILADELPHIA, PA PHOENIX, AZ SALT LAKE CITY, UT VOORHEES, NJ WASHINGTON, DC WILMINGTON, DE

October 9, 2008

VeruTEK Technologies, Inc.
65 West Dudley Town Road
Suite 100
Bloomfield, CT 06002

Re:	VeruTEK Technologies, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as Nevada corporate counsel to VeruTEK Technologies, Inc., a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 filed, or to be filed, with the Securities and Exchange Commission (the “Commission”) on or about October 9, 2008, and any amendments thereto, if any are to be filed with the Commission subsequent to the date hereof (the “Registration Statement”), covering the resale of up to 8,794,672 shares (the “Shares”) of the Company’s common stock, $.001 par value (“Common Stock”), including 3,100,768 shares of Common Stock issuable upon the exercise of warrants (the “Warrants”), by the selling stockholders identified in the Registration Statement.  You have requested our opinion with respect to the matters set forth below.

In our capacity as Nevada corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.
Articles of Incorporation for the Company, consisting of Articles of Incorporation filed with the Nevada Secretary of State on February 3, 2004, Certificate of Amendment filed with the Nevada Secretary of State on April 25, 2007 and effective on April 30, 2007, and Articles of Exchange filed with the Nevada Secretary of State on May 15, 2007 (collectively, the “Articles”);

Ballard Spahr Andrews & Ingersoll, llp

VeruTEK Industries, Inc.
October 9, 2008

2.	Amended and Restated Bylaws of the Company dated September 24, 2007;

3.	The Registration Statement;

4.
Officer’s Certificate of Michael F. Vagnini, Senior Vice President and Chief Financial Officer of the Company dated as of October 9, 2008 (the “Officer’s Certificate”), to the effect that, among other things, the Articles, the Bylaws and the Board Consent are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officer’s Certificate;

5.	Certificate of Existence for the Company dated October 6, 2008, as issued by the Nevada Secretary of State; and

6.	Such other documents and matters as we have deemed necessary and appropriate to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have considered such matters of law as we have deemed appropriate and we have assumed the following:

1.	Each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

2.	Each natural person executing any of the Documents is legally competent to do so;

3.
Any of the Documents submitted to us as originals are authentic; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise; and

4.
Upon each issuance of any shares of Common Stock subsequent to the date hereof, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Articles.

Ballard Spahr Andrews & Ingersoll, llp

VeruTEK Industries, Inc.
October 9, 2008

Based on our review of the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:  (1) to the extent the Shares are currently issued and outstanding, the Shares are duly authorized, validly issued, fully paid and non-assessable; and (2) to the extent that the Shares are to be issued upon the exercise of Warrants, the Shares have been duly authorized and, when such Warrants are exercised pursuant to the terms and conditions of the Warrants and upon payment of the applicable exercise price, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the corporate laws of the State of Nevada, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Nevada, or as to federal or state laws regarding fraudulent transfers.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters”, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP